Exhibit 99.1

Allied Motion Reports Record Profits and Orders For the Year Ended December 31, 2010

DENVER--(BUSINESS WIRE)--February 22, 2011--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved record net income for the year ended December 31, 2010 of $3,585,000 or $.45 per diluted share compared to a net loss of $12,449,000 or $1.65 per diluted share for 2009. Revenues for this year were $80,591,000 compared to $61,240,000 for last year, or a 31.6% increase.

New orders booked during 2010 were a record $92,032,000, an increase of 58.5% over the $58,047,000 of bookings for 2009. Backlog at December 31, 2010 was $37,856,000, reflecting an 80% increase over the backlog at the end of 2009 which includes the backlog of Ostergrens Elmotor AB, the Swedish company acquired on December 30, 2010 as was previously announced. Agile Systems Inc., a subsidiary that was acquired on June 3, 2010 and continues to operate as Allied Motion Canada contributed $1.6 million, or 2% of the total revenues achieved by the Company for 2010.

Excluding the non-recurring charges incurred in 2010 and 2009, net income for 2010 was $3,621,000, or $.45 per fully diluted share, and for 2009, the net loss was $742,000, or $.10 per share. The non-recurring charges included in the 2010 operating results totaled a net after tax charge of $36,000 which included a gain of $685,000 ($436,000 after tax) for the final business interruption insurance settlement for the October 2008 fire at Allied’s former encoder operation in Chatsworth, California, transaction costs of $447,000 ($331,000 after tax) incurred in the 2010 acquisitions of Agile Systems and Ostergrens and non-recurring expenses of $232,000 ($141,000 after tax) that were incurred to integrate the encoder operation into Allied’s Emoteq operation in Tulsa, Oklahoma. The 2009 operating results included total non-recurring charges of $16,865,000 ($11,707,000 after tax) including a pretax asset impairment charge of $15,986,000, inventory adjustments of $600,000 primarily for excess and obsolete inventories recorded in the second quarter of 2009, and a restructuring charge of $710,000 partially offset by net insurance recoveries of $431,000 for the fire at our Chatsworth encoder facility in 2008.

For the quarter ended December 31, 2010, net income increased to $983,000 or $.12 per diluted share compared to net income of $117,000 or $.02 per diluted share for the quarter ended December 31, 2009. Revenues for the quarter increased 24% to $21,140,000 compared to $17,025,000 last year.

Excluding the non-recurring charges included in the fourth quarters of both 2010 and 2009, net income for the fourth quarter of 2010 was $1,123,000 or $.14 per diluted share compared to $335,000 or $.04 per diluted share for 2009. Operating results for the fourth quarter of 2010 included $189,000 ($140,000 after tax) of transaction costs incurred in acquiring Ostergrens. Operating results for the fourth quarter of 2009 included net non-recurring charges of $330,000 ($218,000 after tax) comprised of a pretax restructuring charge of $710,000 related to the relocation of our Chatsworth encoder operation to our Emoteq facility in Tulsa, OK partially offset by net insurance recoveries of $380,000 related to the fire loss sustained at our COPI manufacturing facility in the fourth quarter 2008.

“The record profits and orders achieved for the year 2010 and the continued solid performance in the fourth quarter is a direct result of an improving economy and the restructuring and process improvements we made during the year commented Dick Warzala, President and CEO of Allied Motion. “The financial results speak for themselves and looking beyond the numbers, we made significant progress in other areas of the business including the consolidation of our Encoder operation into Tulsa and the acquisitions of Agile and Ostergrens. We will continue to work on internal profit improvement through the continuous implementation of Allied Systematic Tools (AST) by improving efficiencies and productivity and eliminating waste throughout the company. Our acquisitions provide us with an expanded electronic motion control development and integration capability and the Ostergrens’ China facility provides us with a base for our own operations in the Asian market. Our Backlog is at an all-time high and our new project activity reflects many new high value-added applications that utilize our expanding motion solutions capabilities. The capabilities provided by our two acquisitions, combined with our internal product developments in 2010, allows Allied Motion to take the next step forward in Raising the Bar by providing Motion Solutions That Change the Game for our served markets and customers in 2011. Our strong balance sheet and cash flow also provides us with the opportunity to fund our growth prospects which bodes well for the Company in the future.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s February 22, 2011 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009	2010	2009
Revenues	$21,140	$17,025	$80,591	$61,240
Cost of products sold	14,956	12,784	57,899	48,108
Gross margin	6,184	4,241	22,692	13,132
Operating expenses and other	4,955	4,225	17,526	31,335
Income (loss) before income taxes	1,229	16	5,166	(18,203)
(Provision for) benefit from income taxes	(246)	101	(1,581)	5,754
Net income (loss)	$983	$117	$3,585	$(12,449)
PER SHARE AMOUNTS:
Diluted income (loss) per share	$0.12	$0.02	$0.45	$(1.65)
Diluted weighted average common shares	8,088	7,634	8,038	7,528
CONDENSED BALANCE SHEETS	December 31, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$3,553	$4,470
Trade receivables, net	11,753	7,743
Inventories, net	11,787	7,578
Other current assets	1,774	1,367
Total Current Assets	28,867	21,158
Property, plant and equipment, net	6,923	6,584
Deferred income taxes and other	5,576	5,649
Goodwill and intangible assets, net	9,576	1,362
Total Assets	$50,942	$34,753
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$795	$600
Accounts payable and other current liabilities	14,358	6,537
Total Current Liabilities	15,153	7,137
Other long-term liabilities	5,845	2,594
Total Liabilities	20,998	9,731
Stockholders’ Investment	29,944	25,022
Total Liabilities and Stockholders’ Investment	$50,942	$34,753

	For the Year Ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2010	2009
Cash flows from operating activities:
Net income (loss)	$3,585	$(12,449)
Depreciation and amortization	1,815	2,918
Changes in working capital balances and other	1,768	12,350
Net cash provided by operating activities	7,168	2,819

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(7,104)	--
Purchase of property and equipment	(1,213)	(865)
Property insurance proceeds from fire loss	--	187
Net cash used in investing activities	(8,317)	(678)

Net cash acquired (used) in financing activities	513	(1,955)
Effect of foreign exchange rate changes on cash	(281)	88
Net (decrease) increase in cash and cash equivalents	(917)	274
Cash and cash equivalents at beginning of period	4,470	4,196
Cash and cash equivalents at December 31	$3,553	$4,470

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303-799-8520
or
Sue Chiarmonte, 303-799-8520